EXHIBIT 99.1

1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607 (813) 830-7700 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL: AIH
Wednesday, April 4, 2007	TRADED: AMEX
ABLEST INC. TO BE ACQUIRED BY KOOSHAREM CORPORATION
FOR $11.00 PER SHARE IN CASH
     TAMPA, Fla., April 4, 2007 — Ablest Inc. (Amex: AIH) announced today that it has entered into a definitive agreement to be acquired by Koosharem Corporation, the holding company of Select Remedy, for $11.00 per share in cash, or approximately $32.5 million.
     The board of directors of Ablest Inc., on the unanimous recommendation of a Special Committee of independent directors, has approved the merger agreement and recommends that Ablest’s stockholders approve the agreement.
     The transaction is expected to close prior to the end of June 2007, and is subject to customary closing conditions, including approval of Ablest’s stockholders. Members of the Heist family, including Charles H. Heist, III, Ablest’s Chairman of the Board, have agreed to vote the approximately 50.4% of Ablest’s outstanding Common Stock beneficially owned thereby in favor of the merger, subject to the terms of a voting agreement. The transaction is not subject to a financing condition.
     In accordance with the merger agreement, the Special Committee, with the assistance of its financial adviser, Hyde Park Advisors, LLC, will be conducting a market test for the next 15 days by soliciting superior proposals from other parties. There is no assurance that the solicitation of proposals will result in an alternative transaction.
     Raymond James & Associates, Inc. has rendered a fairness opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders in the merger transaction. Foley & Lardner LLP is acting as counsel to Ablest and Skadden, Arps, Slate, Meagher & Flom LLP is acting as counsel to Koosharem Corporation in this transaction.
     Select Remedy is the product of the recently completed acquisition of RemedyTemp, Inc. by Koosharem Corporation. Select Remedy, with approximately 280 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors.
Forward-Looking Statements
     This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the completion of the transaction. These statements are based on the current expectations of management of Ablest Inc.. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied. Additional factors that may affect the future results of Ablest Inc. are set forth in its filings with the Securities and Exchange Commission (“SEC”), which are available at http://www.sec.gov. Unless required by law, Ablest Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
     In connection with the proposed transaction, a proxy statement of Ablest Inc. and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ABLEST INC. AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Ablest Inc. at http://www.sec.gov, the SEC’s free internet site. Free copies of Ablest Inc.’s SEC filings are also available on Ablest Inc.’s internet site at http://www.ablest.com.
Participants in the Solicitation
     Ablest Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ablest Inc.’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Ablest Inc. is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on April 17, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.
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SOURCE:      Ablest Inc.
CONTACT:    John Horan, Vice President and Chief Financial Officer
                         813/830-7700 or jhoran@ablest.com/